UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2012

First National Community Bancorp, Inc.

(Exact name of registrant as specified in its Charter)

Pennsylvania	000-53869	23-2900790
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

102 E. Drinker St., Dunmore, PA 18512

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  570.346.7667

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2012, Sandra E. Laughlin resigned as Executive Vice President and Chief Risk Officer of First National Community Bank (the “Bank”), a wholly-owned subsidiary of First National Community Bancorp, Inc. (the “Company”), effective October 26, 2012.  Ms. Laughlin, who joined the Bank in 2011, will be pursuing another opportunity in Georgia.  “Sandra has been instrumental in the development of our compliance unit and Sarbanes-Oxley compliance program.  We thank her for her service and wish her the best in her future endeavors,” said Steven Tokach, the Company’s Chief Executive Officer.  The Bank plans to initiate a search for a new Chief Risk Officer.

On September 26, 2012, the Board of Directors of the Company designated Stephanie A. Westington, CPA, as Principal Accounting Officer of the Company.  Ms. Westington, 47, joined the Bank on July 2, 2012 as Controller and Vice President.  Prior to joining the Bank, Ms. Westington served as Director of Finance at Physicians Health Alliance, an affiliate of Commonwealth Health System, from March 2011 through June 2012. As Director of Finance she was responsible for supervising the accounting operations and the financial reporting for the entity. Prior to that, Ms. Westington was Vice President of Finance at Community Bank & Trust Company, a subsidiary of Community Bancorp, Inc., a bank holding company, from January 1998 through February 2011.  As Vice President of Finance, Ms. Westington was designated Principal Accounting Officer and was responsible for supervising the accounting operations and the financial, regulatory and Securities and Exchange Commission reporting for the holding company and subsidiary bank.

As previously announced on August 27, 2012, James M. Bone, Jr. was appointed Chief Financial Officer of the Company and the Bank and he continues to serve as Principal Financial Officer of the Company.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL COMMUNITY BANCORP, INC.

	By:	/s/ Steven R. Tokach
Steven R. Tokach, Chief Executive Officer

Dated: October 1, 2012